Exhibit 4.4

SECOND AMENDED AND RESTATED

CONTRIBUTION AGREEMENT

by and between

LIGHTSTONE VALUE PLUS REIT III LP

and

LIGHTSTONE SLP III LLC

This Second Amended and Restated Contribution Agreement, between Lightstone Value Plus REIT III LP, a Delaware limited partnership (the “OP”), and Lightstone SLP III LLC, a Delaware limited liability company (the “SLP”), is dated December 29, 2015 (the “Second Restatement Date”).

WHEREAS, Lightstone Value Plus Real Estate Investment Trust III, Inc., a Maryland corporation (the “REIT”), has filed a Registration Statement on Form S-11 (Registration No. 333-195292) (the “Registration Statement”) for an initial public offering (the “IPO”) of up to 30,000,000 shares of REIT common stock, par value $0.01 per share (“Common Shares”) in a primary offering at a price of $10.00 per Common Share, subject to the volume discounts and other special circumstances described in or otherwise provided in the Registration Statement, and up to 10,000,000 Common Shares pursuant to the REIT’s distribution reinvestment program at a price of $9.50 per Common Share;

WHEREAS, the OP admitted the SLP as a special limited partner pursuant to the Agreement of Limited Partnership of Lightstone Value Plus REIT III LP, dated as of July 16, 2014 (the “OP LPA”);

WHEREAS, the OP and the SLP entered into that certain Contribution Agreement, dated July 16, 2014 (the “Original Contribution Agreement”);

WHEREAS, pursuant to the Amended and Restated Contribution Agreement, dated September 11, 2015, (the “Amended Contribution Agreement”) the OP and the SLP amended and restated the Original Contribution Agreement in its entirety; and

WHEREAS, subject to and on the terms and conditions set forth herein, the parties hereto wish to amend and restate the Amended Contribution Agreement in its entirety upon the terms and conditions set forth herein, with the Original Contribution Agreement and the Amended Contribution Agreement, as so amended and restated, and as may be further amended, restated, supplemented or otherwise modified, being hereinafter referred to as (the “Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree that the Amended Contribution Agreement is hereby amended and restated as follows as of the Second Restatement Date:

1. Contributions; Issuances of Subordinated Participation Interests. The SLP agrees quarterly, beginning with the date on which the REIT first publishes an estimated per share value of the Common Shares, to contribute to the OP cash or interests in real property of equivalent value (subject to the last sentence of this Section 1) in an amount equal to the product of (i) $10.00 minus the then-current estimated net asset value per Common Share, multiplied by (ii) the number of Common Shares outstanding. In consideration therefor, the OP agrees to issue to the SLP one Subordinated Participation Interest (as such term is defined in the OP LPA) for each $50,000 in cash or interests in real property of equivalent value that the SLP contributes. Notwithstanding the foregoing, the SLP’s obligation to make contributions to the OP pursuant to this Section 1 will terminate on the earlier of: (i) the SLP’s purchase of an aggregate of $36,000,000 of Subordinated Participation Interests and (ii) the REIT’s receipt of gross offering proceeds of $300,000,000. The SLP understands and agrees that if, pursuant to the first sentence of this Section 1, the SLP elects to contribute interests in real property, a majority of the REIT’s board of directors (the “Board”) (including a majority of the Board’s independent directors) shall determine the value of such interests in real property based on an appraisal obtained from a qualified independent real estate appraiser concerning the underlying real property.

2. Term of Agreement. This Agreement, unless earlier terminated by written consent of the parties hereto, shall continue in force until the earlier of: (i) the termination of the IPO; (ii) the SLP’s purchase of an aggregate of $36,000,000 of Subordinated Participation Interests and (iii) the REIT’s receipt of gross offering proceeds of $300,000,000.

3. Miscellaneous.

3.1   This Agreement may be amended only by written instrument duly executed by the parties hereto.

3.2   This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its choice of law rules.

3.3   This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

3.4   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

LIGHTSTONE VALUE PLUS REIT III LP

By:	Lightstone Value Plus Real Estate Investment Trust III, Inc., its General Partner

By:	/s/ David Lichtenstein
Name: David Lichtenstein

Title: Chief Executive Officer

LIGHTSTONE SLP III LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein

Title: Manager